EXHIBIT 7

October 8, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4.02 of Form 8-K for the matters discussed therein, filed by our client Nobel Learning Communities, Inc on September 1, 2004. We agree with the statements made in response to that item insofar as they relate to our Firm.

Yours truly,

/s/ BDO Seidman, LLP